Exhibit 99.1

REMARKS DELIVERED BY PRESIDENT AND CHIEF EXECUTIVE OFFICER, LARRY W. MYERS, AT THE 2024 ANNUAL MEETING OF SHAREHOLDERS OF FIRST SAVINGS FINANCIAL GROUP, INC.

Jeffersonville, Indiana — February 6, 2024. Larry W. Myers, President and Chief Executive Officer of First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), and the Bank, delivered the following remarks at the Company’s 2024 Annual Meeting of Shareholders held on February 6, 2024.

Welcome once again to the annual meeting of shareholders of First Savings Financial Group, Inc.

Our performance in 2023 can be summarized in one word – unacceptable. It was unacceptable to our shareholders, to our community stakeholders, and most importantly, it is unacceptable to our team. This is not who we are or who we strive to be. We have spent the last 15 years building an incredible bank. To have a year like 2023 was, well, just unacceptable.

I can provide this audience with plenty of excuses for 2023’s performance, some of which are very good. However, excuses are a feeble attempt to pass responsibility. Accepting responsibility is the starting point for moving forward. We have accepted that responsibility to get us back on the path of success.

During 2023, we recognized the storm that was headed our direction. We took a number of significant steps toward improving our performance. Early in the year, we tightened our lending standards, shying away from out-of-market activities in order to preserve liquidity for our core banking clients and decelerating the overall growth of the Bank. In June, we sold approximately $80 million in lower yielding securities, using the proceeds to repay high-cost borrowings. Throughout the year, we worked persistently to right-size our mortgage banking unit, bringing the staffing levels down from a peak of 430 to 134 employees in September, before finally ceasing operations in November. Along with that decision we sold the mortgage servicing rights portfolio, which was priced near the top of the market and closed in November of 2023. While the exit from mortgage banking was difficult, our short time with this business line was very beneficial for our shareholders. All of these steps during 2023 were part of our overall strategy to de-lever and decrease risk for our institution.

2023 was also a year of moving mountains. We began the year with a new external auditor FORVIS, which included a heightened level of expectations. Our accounting team worked diligently to satisfy these new expectations, with additional work to be done. At this point, I would like to take the opportunity to recognize and thank Monroe Shine for their 50 plus years of service to our organization as auditor and tax counsel. They have been a great partner and advisor. In August, we completed our core operating system conversion, which was the culmination of an 18-month project that required thousands of hours of effort across multiple departments. When fully deployed the new system will improve our business intelligence and create efficiencies. In October 2023, we adopted CECL, which required an incredible amount of work from our accounting and credit administration staff. The end result bolstered our reserves for credit losses on an already strong loan portfolio.

Looking to 2024, there are still a number of significant challenges. The competition for deposits will be fierce. The current interest rate environment will continue to pressure on our net interest margin NIM. This tight NIM will challenge us to be more efficient and seek cost savings at every turn. Also, this could be the year when the long-anticipated recession finally occurs, potentially impacting credit quality.

On the positive side for 2024, our loan portfolios are well positioned for any downturn. Currently, we have the lowest classified credits to capital ratio the Bank has ever reported. Our credit discipline in prior years is paying dividends today. We continue to experience good profitability in our core banking unit. Recently we have seen a number of successes in deposit gathering, bringing in nearly $40 million in new relationships in January. Our Small Business Lending unit is fully staffed and producing at an increasingly robust level, currently with largest pipeline in this business line’s history.

In closing, I want to thank the staff and the Board of Directors for keeping their focus in a challenging year. I thank our shareholders for bearing with us as we navigate these choppy waters. In 2024, we must do better, and we will.